                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                             THE UNION CORPORATION
                                       AT
                              $31.50 NET PER SHARE

                                       BY
                        SHERMAN ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                           OUTSOURCING SOLUTIONS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 1998 UNLESS THE OFFER IS EXTENDED.

                                                               DECEMBER 24, 1997

To Brokers, Dealers & Commercial Banks:

    We have been appointed by Sherman Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Outsourcing Solutions Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase for cash all of the outstanding shares of common stock, par value $0.50 per share (collectively with the associated Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 14, 1988 (as amended, the "Rights Agreement"), between the Company and First National Bank of Boston as Rights Agent, the "Shares"), of The Union Corporation, a Delaware corporation (the "Company") for $31.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 24, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1.  The Offer to Purchase dated December 24, 1997.

    2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

    3. A letter to stockholders of the Company from Melvin L. Cooper, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

    4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.
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    6.  Guidelines of the Internal Revenue Service for Certification of Taxpayer
Identification Number on Substitute Form W-9.

    7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 1998 UNLESS THE OFFER IS EXTENDED.

    Please note the following:

    1. The tender price is $31.50 per Share, net to the seller in cash, as set forth in the Introduction to the Offer to Purchase.

    2. The Offer is subject to (a) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with Shares owned by Parent or the Purchaser (or any affiliate of Parent or the Purchaser), constitutes at least
66 2/3% of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis, (b) the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rule and regulation thereunder, (c) the Parent receiving the financing necessary for it and the Purchaser to consummate the Offer and the other transactions contemplated by the Merger Agreement (as defined in the Offer to Purchase) in accordance with the terms of the bank commitment letter, dated December 22, 1997, to Parent from Goldman Sachs Credit Partners L.P., The Chase Manhattan Bank and Chase Securities Inc. and (d) certain other conditions set forth in the Merger Agreement. See the Introduction and Sections 1 and 14 of the Offer to Purchase.

    3.  The Offer is being made for all of the outstanding Shares.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

    5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 23, 1998 unless the Offer is extended.

    6. The board of directors of the Company has unanimously approved each of the Offer and the Merger (as defined in the Offer to Purchase), unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that the shareholders accept the Offer and tender their Shares pursuant to the Offer.

    7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (the "Share Certificates") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when Share Certificates are actually received by the Depositary.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal or a facsimile thereof and any required signature guarantee or other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares or a timely

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Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers, their affiliates, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to either Lazard Freres & Co. LLC at 30 Rockefeller Plaza, 59th Floor, New York, New York 10020, telephone number (212) 632-6717, or to Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, telephone number (212) 902-1000, the Dealer Managers for the Offer, or to MacKenzie Partners, Inc., the Information Agent for the Offer, at 156 Fifth Avenue, New York, New York 10010, telephone number (212) 929-5500 or (800) 322-2885.

    Requests for copies of the enclosed materials may also be directed to the Dealer Managers or to the Information Agent at the above addresses and telephone numbers.

                               Very truly yours,

                    Lazard Freres & Co. LLC      Goldman, Sachs & Co.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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